Exhibit 10.2

Execution Original

BankFinancial, F.S.B.

Deferred Compensation Plan

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Article V Vesting		5
5.01	Vesting	5

Article VI Payment of Benefits		5
6.01	Distribution Options	5
6.02	Changes in Distribution Options	5
6.03	Unforeseeable Emergency	6
6.04	Small Installments and Account Balances	6
6.05	Form of Payment	6
6.06	Beneficiary	6
6.07	Rights of Beneficiary	7
6.08	Facility of Payment	7

Article VII Administration		7
7.01	Company as Plan Administrator	7
7.02	Power of the Plan Administrator	7
7.03	Claims for Benefits	8

Article VIII Miscellaneous		9
8.01	Funding Policy	9
8.02	Trust	9
8.03	No Employment Rights	9
8.04	Effect on Other Benefits	9
8.05	Withholding	9
8.06	No Assignment	9
8.07	Expenses	9
8.08	Amendment and Termination	10
8.09	Successors	10
8.10	Company Action	10
8.11	Notice	10
8.12	Governing Law	10

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BankFinancial

DEFERRED COMPENSATION PLAN

Article I

Establishment, Objectives and Duration

1.01 Establishment of Plan. BankFinancial, F.S.B. (the “Company”) hereby establishes a deferred compensation plan, to be known as the “BankFinancial Deferred Compensation Plan” (the “Plan”) as set forth in this document, as amended from time to time.

1.02 Effective Date. The Plan shall become effective as of January 1, 2002. The Plan applies only to individuals who are eligible Employees or Directors of the Company or its Affiliates on or after that effective date. The Plan shall remain in effect until terminated as provided in Article VIII.

1.03 Objectives. The Plan is an unfunded deferred compensation arrangement for the Directors of the Company and its Affiliates and a select group of senior management Employees of the Company or its Affiliates. The Plan is intended to give Directors and participating eligible Employees the opportunity to defer compensation that is otherwise payable to them as Salary, Incentive Compensation, Bonus, and/or Directors’ Fees.

Article II

Definitions

The following terms, when used in this Plan with initial capitals, shall have the meanings set forth below:

2.01 “Account” means any of the separate unfunded bookkeeping accounts maintained for a Participant representing the Participant’s total credits under Article IV of the Plan, including a Participant’s Deferral Account. The Plan Administrator may maintain such subaccounts within any Account as the Plan Administrator deems necessary or desirable.

2.02 “Affiliate” means a corporation or other business entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

2.03 “Board” means the Board of Directors of the Company.

2.04 “Bonus” means an Employee’s annual bonus or other bonus payable under any applicable bonus program of the Company or an Affiliate or under any employment contract between the Employee and the Company and/or an Affiliate.

2.05 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.06 “Company” means BankFinancial, F.S.B.

2.07 “Deferral” means a Participant’s elective deferral of Salary, Bonus, Incentive Compensation and/or Director Fees under this Plan pursuant to Section 4.01.

2.08 “Deferral Account” means a Participant’s Account maintained pursuant to Section 4.03.

2.09 “Deferral Credits” means credits to a Participant’s Deferral Account.

2.10 “Deferral Election” means an election made pursuant to and in accordance with Section 4.02.

2.11 “Director” means any member of the Board of Directors of the Company or an Affiliate of the Company .

2.12 “Director Fees” means any fee or other compensation or remuneration paid to a Director in connection with his or her duties as a Director.

2.13 “Employee” means any common-law employee of the Company or any Affiliate.

2.14 “ERISA” means the Employee Retirement Security Act of 1974, as amended from time to time.

2.15 “Incentive Compensation” means all compensation earned by an Employee pursuant to any incentive compensation program now or hereafter maintained by the Company or an Affiliate.

2.16 “Participant” means a Director or Employee who is eligible to participate in the Plan in accordance with Section 3.01 and who elects to defer compensation under this Plan pursuant to Section 4.01.

2.17 “Plan Administrator” means the Company.

2.18 “Plan Year” means the fiscal year of the Company, which until changed is the year ending December 31 of each calendar year.

2.19 “Qualified Elective Deferral” mean elective deferrals to the Savings Plan as described in Section 402(g) of the Code.

2.20 “Salary” means an Employee’s base salary, determined without including Bonuses or Incentive Compensation, and without excluding Qualified Elective Deferrals under the Savings Plan, elective deferrals under any cafeteria plan under Section 125 of the Code, or Deferrals under this Plan.

2.21 “Savings Plan” means the BankFinancial and Subsidiaries Associate Investment Plan, as amended from time to time.

2.22 “Self-Directed Brokerage Account” means a self-directed brokerage account either actually maintained by the Trustees, or maintained by the Plan Administrator solely by bookkeeping entries as a hypothetical account, in either case on such terms and conditions as the Plan Administrator shall determine or approve, for the purposes of determining the income or loss on a Participant’s Account pursuant to Section 4.04.

2.23 “Trust” means a trust, if any, of the type commonly known as a “rabbi” trust, established in connection with this Plan pursuant to Section 8.02.

2.24 “Trustees” means the Trustees of the Trust.

2.25 “Valuation Date” means the last day of each Plan Year and such other dates as the Plan Administrator makes a determination of the value of Participants’ Accounts.

Article III

Participation

3.01 Eligibility. All Directors of the Company and its Affiliates shall be eligible to participate in this Plan. An Employee of the Company and/or an Affiliate shall be eligible to participate in this Plan if he or she (i) is a management or highly compensated employee within the meaning of Sections 201(2), 301(a)(3), and 401(a)(2) of ERISA, (ii) is in the top 10% of all Employees of the Company and Affiliates when ranked by annual rate of pay, and (iii) is affirmatively selected by the Company to participate in this Plan and notified by the Company of his or her eligibility pursuant to Section 3.02.

3.02 Participation. The Company shall advise each Director, and each eligible Employee who is selected for participation in this Plan, of his or her eligibility and afford him or her the opportunity to make Deferrals in accordance with Section 4.01. A Director or an eligible Employee shall become a Participant upon electing to make Deferrals.

3.03 Duration of Participation. An Employee who is a Participant shall continue to be a Participant until the Participant’s termination of service as an Employee of the Company and all Affiliates. A Director who is a Participant shall continue to be a Participant until the Participant ceases to be a Director of the Company and all Affiliates. In either case the Director or Employee shall thereafter shall be an inactive Participant for so long as he or she is entitled to a benefit from the Plan. A Participant who remains an Employee or Director of the Company or an Affiliate but who for any reason does not meet all the requirements of Section 3.01 for a Plan Year shall be an inactive Participant for such Plan Year and shall not be entitled to make Deferrals in such year, but shall be eligible to again become an active Participant in any later Plan Year for which he or she meets those requirements.

Article IV

Deferred Compensation

4.01 Deferrals. For each Plan Year, each Participant may elect to defer Salary, Bonus, Incentive Compensation and Director Fees as follows:

(a) Salary Deferral. A Participant may elect to defer any whole percentage up to and including 100% of his or her Salary.

(b) Bonus and Incentive Compensation Deferral. A Participant may elect to defer (i) any whole percentage up to and including 100% of his or her Bonus and/or Incentive Compensation, (ii) a stated dollar amount of his or her Bonus and/or Incentive Compensation, or (iii) all of his or her Bonus and/or Incentive Compensation (if any) in excess of a stated dollar amount. Notwithstanding such election, in no event will the

Deferral exceed the actual Bonus and Incentive Compensation to which he or she is entitled under the applicable Company or Affiliate plan(s) or policy(ies).

(c) Director Fees Deferral. A Participant may elect to defer (i) any whole percentage up to and including 100% of his or her Director Fees, (ii) a stated dollar amount of his or her Director Fees, or (iii) all of his or her Director Fees in excess of a stated dollar amount. Notwithstanding such election, in no event will the deferral exceed the actual Director Fees to which he or she is entitled under the applicable Company or Affiliate plan(s) or policy(ies).

Deferrals under Section 4.01 will be credited to a Deferral Account for the Participant at such time or times as the Salary, Bonus Incentive Compensation and/or Director Fees would otherwise have been paid to the Participant in cash.

4.02 Time of Election. A Participant’s Deferral Election under Section 4.01 shall be made by completing and signing an election form on a form approved by the Plan Administrator and delivering such Deferral Election form to the Plan Administrator during the ninety-day period preceding the first day of the Plan Year in which the Salary, Bonus, Incentive Compensation and/or Director Fees would otherwise be paid in cash (the “Election Period”). If an individual becomes a Participant during a Plan Year, he or she may make a Deferral Election in like manner upon becoming a Participant, but only respecting Salary and/or Director Fees for services to be performed or Bonus and/or Incentive Compensation to be paid after he or she makes the election, within 30 days of the date he or she becomes a Participant. Once a Deferral Election has been made, a Participant may elect to increase, decrease, or cease his or her Deferral as of the first day of any later payroll period by making a new Deferral Election in like manner, but only respecting Salary and/or Director Fees for services to be performed or Bonus or Incentive Compensation to be determined and paid after he or she makes the Deferral Election. If a Participant does not change his or her Deferral Election within the Election Period for the following year, his or her last current year’s election will continue in effect for the following year. Every Deferral Election under this Plan shall be effective only with respect to Salary, Director Fees, Bonus and Incentive Compensation not yet earned as of the date of the Deferral Election.

4.03 Suspension of Deferral for Hardship. In the event of an unforeseeable emergency that entitles the Participant to a distribution from his Account under Section 6.03, or in the event that the Participant applies for and receives a distribution by reason of hardship from the Savings Plan (determined under the provisions of that plan and applicable regulations under Section 401(k) of the Code), Deferral shall be cancelled with respect to any Salary, Bonus, Incentive Compensation and/or Director Fees that would not yet have been paid to the Participant in cash if the Participant had not made a Deferral Election. The Participant may make a new Deferral Election for the following year, subject to any restrictions on deferral in this Plan or the Savings Plan.

4.04 Investment Through Self-Directed Brokerage Account. For purposes of determining income (or loss) on a Participant’s Account, a Participant’s Account shall be deemed invested through a Self-Directed Brokerage Account in such publicly traded mutual funds (or cash) as the Participant may from time to time direct under procedures established by the Plan Administrator. Income or loss shall be determined as if such Self-Directed Brokerage Account is established and the broker had a reasonable time to execute investment directions, whether or not such Self-Directed Brokerage Account is actually established and (if established) whether or not the Trustees, broker or other custodian actually invest the Self-Directed Brokerage Account as directed by the Participant.

4.05 Statements. The Plan Administrator or its designee shall give each Participant a statement of the value of his or her Account as of and as soon as reasonably practicable after the Valuation Date which falls on the last day of the Plan Year. The Plan Administrator may, but shall not be required to, provide directly or through its designee a similar statement as of any intervening Valuation Date. The value of a Participant’s Account as of the applicable Valuation Date shown on any such statement shall be conclusive and binding on both the Company and the Participant absent bad faith or manifest error unless the Participant brings error to the attention of the Plan Administrator by filing a claim for clarification of his or her future rights to benefits pursuant to Section 7.03 within ninety (90) days after receiving that statement.

Article V

Vesting

5.01 Vesting. A Participant shall be fully vested in his or her Deferral Account at all times.

Article VI

Payment of Benefits

6.01 Distribution Options. Simultaneously with his or her election under Section 4.01, a Participant shall elect, on a form approved by the Plan Administrator, completed and signed by the Participant and delivered to the Plan Administrator, one of the following distribution methods for payment of his or her Account:

(a) Lump Sum. A distribution in a single lump sum.

(b) Installments. A distribution in annual installments over a period elected by the Participant but not exceeding such maximum period as the Plan Administrator may from time to time prescribe; with the amount of each annual installment being the balance of the Participant’s Account subject to this distribution option as of the annual Valuation Date preceding payment divided by the number of installments (including the current installment) remaining to be paid.

In either case the lump sum payment or the first installment payment shall be made in January of the calendar year following the calendar year in which the Participant’s employment terminates, and any remaining installment payments shall be made in January of each successive year until payments are completed.

6.02 Changes in Distribution Options. A Participant may change his or her previously elected distribution option on a new distribution election form completed and signed by the Participant and delivered to the Plan Administrator, but no change in a Participant’s distribution option after his or her initial election of a distribution option will become effective (for distribution upon a subsequent termination of employment) until one year after the date the change of election is filed with the Plan Administrator. The form of distribution on a Participant’s termination of employment shall therefore be determined by his or her most recent distribution option election that meets the foregoing requirement, except as provided in Sections 6.03 and 6.04.

6.03 Unforeseeable Emergency. The Plan Administrator, upon request of a Participant and substantiation acceptable to the Plan Administrator in its sole discretion, may direct premature distribution of part or all of a Participant’s Account either during employment or after his or her employment terminates, upon an unforeseeable emergency affecting the Participant. For this purpose, an unforeseeable emergency is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Plan Administrator taking into account the facts of each case. An unforeseeable emergency does not include the need to send a Participant’s child to college or the desire to purchase a home. The amount distributable shall not exceed the amount necessary to relieve the hardship caused by the unforeseeable emergency after taking into consideration the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause severe financial hardship), or by cessation of compensation deferral under this Plan or elective deferrals under the Savings Plan.

6.04 Small Installments and Account Balances. If for any reason, at any time after a Participant’s employment terminates, the balance of his or her Account (or portion of an Account payable to a single Beneficiary) is less than $10,000, then notwithstanding anything in this Plan or any Participant’s election to the contrary, the Participant’s Account (or such portion) shall be distributed in a single lump sum as soon as practicable. If for any reason, at any time after a Participant’s employment terminates, the amount of any annual installment payable to a Participant or Beneficiary is less than $5,000, then notwithstanding anything in this Plan or any Participant’s election to the contrary, each annual installment amount shall be $5,000 and installments shall continue only until the Account is exhausted or the rule of the preceding sentence takes effect. If for any reason the distributee of benefits under this Plan is an estate, the Plan Administrator in its sole discretion may pay to the estate the entire balance of the Account that is distributable to the estate in a single lump sum.

6.05 Form of Payment. All benefits under this Plan shall be paid by negotiable check or other cash equivalent from the Trust or other general funds of the Company.

6.06 Beneficiary. A Participant may designate a Beneficiary or Beneficiaries (who may be named contingently or successively) to receive any amounts payable under this Plan after his or her death. Each designation of Beneficiary shall be on a form approved by the Plan Administrator completed and signed by the Participant and delivered to the Plan Administrator during the Participant’s lifetime. A Participant may revoke such designation (without notice to or the consent of any Beneficiary) and make a new designation of Beneficiary by filing a new designation of Beneficiary form in like manner. A properly completed and executed designation of Beneficiary form shall take effect immediately upon being filed with the Plan Administrator during the Participant’s lifetime. If upon a Participant’s death no valid designation of Beneficiary is on file with the Plan Administrator, or if a Beneficiary dies before payments are completed and there are no living contingent or successive Beneficiaries, then any remaining payments under this Plan shall be made (1) to the Participant’s surviving spouse, if any, or (2) if there is no surviving spouse, then in equal shares to his or her children (with the then-living descendants of any deceased child taking that child’s share per stirpes), or (3) if there are neither a surviving spouse nor surviving children or their descendants, then in accordance with the valid will of the last to die of the Participant and all designated Beneficiaries or if there is no valid will then in accordance with the laws of intestate succession applied to the last to die of the Participant and all designated Beneficiaries.

6.07 Rights of Beneficiary. The Beneficiary of a Participant who has died shall have the same right as the Participant to receive a statement under Section 4.05 for the Account (or portion of an Account) as to which he or she is a Beneficiary and, to the extent provided in the procedures established by the Plan Administrator pursuant to Section 4.04, to designate following the death of the Participant the investment of the Account (or the portion of the Account) as to which he or she is the Beneficiary.

6.08 Facility of Payment. In the event any distribution is payable under this Plan to a minor or other individual who is legally, physically or mentally incompetent to receive such payment, the Plan Administrator in its sole discretion shall pay such benefits to one or more of the following persons:

(a) Directly to such minor or other person.

(b) To the legal guardian or conservator of such minor or other person;

(c) To the spouse, parent, brother, sister, child or other relative of such minor or other person for the use of such minor or other person.

The Plan Administrator shall not be required to see to the application of any distribution so made to any of such persons, but the receipt therefor shall be a full discharge of the liability of the Plan, the Plan Administrator, the Company, and the Trustee to such minor or other person.

Article VII

Administration

7.01 Company as Plan Administrator. The Plan will be administered by the Company.

7.02 Power of the Plan Administrator. The Plan Administrator shall have the power and authority in its sole and absolute discretion:

(a) To construe and interpret the Plan, determine the application of the Plan to situations where such application is unclear or disputable, and make equitable adjustments for any mistakes or errors made in the administration of the Plan.

(b) To determine all questions arising in the administration of the Plan, including the power to determine the rights of Participants and their beneficiaries and the amount of their respective benefits;

(c) To adopt such rules, regulations and forms as it may deem necessary for the proper and efficient administration of the Plan consistent with its purposes;

(d) To enforce the Plan in accordance with its terms and the rules, regulations and forms adopted by the Plan Administrator;

(e) To take such action and establish such procedures as it deems necessary or appropriate to coordinate deferrals and benefits under this Plan with the Savings Plan or the Trust;

(f) To take such action and establish such procedures as it deems necessary or appropriate to implement hypothetical or actual Self-Directed Brokerage Accounts pursuant to Section 4.04.

(g) To pay or to instruct the Trustee regarding payments from the Plan and to provide, amend, and supplement from time to time a schedule of payments to be made from the Trust for purposes of the Plan;

(h) To employ such counsel, auditors, actuaries, or other specialists (who may be counsel, auditors, actuaries or other specialists for the Company) and to engage such clerical or other services to the extent such services are not provided by the Company;

(i) To delegate such of its powers and authorities to such person or persons, with his, her, its or their consent, as the Plan Administrator may appoint;

(j) To do all other things the Plan Administrator deems necessary or desirable for the advantageous administration of the Plan and to make the Plan fully effective in accordance with its terms and intent.

7.03 Claims for Benefits. No claim shall be necessary for payments routinely due to begin under the terms of the Plan. Any claim for benefits not received or received in an improper amount or time, or any claim for clarification of a Participant’s or Beneficiary’s future rights to benefits, shall be made in writing to the Plan Administrator. The Plan Administrator shall decide each claim and give the person making the claim (a “Claimant”) written notice of the disposition of the claim within 90 days after the claim is filed. If the Plan Administrator denies a claim, the notice of denial shall be in writing, shall contain the specific reason or reasons for the denial of the claim, shall contain a specific reference to the pertinent Plan provisions upon which the denial is based, shall contain a description of any additional material or information necessary for the claimant to perfect the claim along with an explanation why such material or information is necessary, and shall contain an explanation of the Plan’s claims review procedures.

Within 60 days after receipt by the Claimant of a written notice of denial of a claim, the Claimant may file a written request with the Board for a full and fair review of the denial of the claim for benefits. In connection with a claimant’s appeal of the denial of the benefit, the Claimant may review financial records pertaining to the participant’s account and the funding and investment thereof and may submit issues and comments in writing. The Board shall deliver to the Claimant a written decision on the claim promptly, but not later than sixty days after the Claimant’s request for review. Such decision shall be written in a manner calculated to be understood by the Claimant, shall include specific reasons for the decision, and shall contain specific references to the pertinent Plan provisions upon which the decision is based. The decision of the Board shall be final, conclusive and binding on all persons.

Article VIII

Miscellaneous

8.01 Funding Policy. The Accounts under this Plan are merely unfunded bookkeeping accounts of the Company and all payments under this Plan shall be deemed made by the Company from general assets available to all unsecured creditors of the Company in the event of its insolvency. A Participant’s ability (if any) to directly and actually change the investment of his or her Self-Directed Brokerage Account shall not be deemed to give such Participant any beneficial interest in the assets of such Self-Directed Brokerage Account or of the Trust (if any) and the assets of such Self-Directed Brokerage Account and Trust (if any) shall at all times be general assets of the Company available to all unsecured creditors of the Company, including but not limited to such Participants. The Plan is merely a promise by the Company to make benefit payments in the future. It is the intent of the Company that the arrangements under this Plan be unfunded for tax purposes and for purposes of Title I of ERISA.

8.02 Trust. The Company may but shall not be required to create for purposes of this Plan a Trust of the type commonly referred to as a “rabbi” trust and in substantial conformity to the terms of the model trust published by the Internal Revenue Service in Rev. Proc. 92-64. If the Company creates a Trust, the Company shall transfer assets to the Trustee to hold and to make distributions under this Plan on behalf of the Company. The assets so held in trust shall remain the general assets of the Company, which is the grantor under the Trust. The rights of Participants and their Beneficiaries under this Plan and the Trust shall be exclusively unsecured contractual rights. No Participant or Beneficiary shall have any right, title or interest whatsoever in the Trust. In the event of any inconsistency between the terms of this plan and the terms of the trust, the terms of this plan shall control.

8.03 No Employment Rights. Nothing in this Plan shall confer any greater employment rights on a Participant than he or she otherwise may have.

8.04 Effect on Other Benefits. Except as otherwise required by law or the BankFinancial and Subsidiaries Associate Investment Plan, deferrals shall not be subtracted in determining compensation for purposes of calculating Bonus or any other employee benefit or fringe benefit to which a Participant is otherwise entitled. A distribution of a Participant’s Deferral Account shall not be taken into account as compensation for purposes of calculating Bonus, Incentive Compensation or any other employee benefit or fringe benefit to which a Participant is otherwise entitled.

8.05 Withholding. The Company may withhold from amounts payable under this Plan any amounts as it reasonably deems required under any federal, state or local revenue law applying to such payments.

8.06 No Assignment. The Participant’s rights to benefit payments under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s beneficiary other than by a “qualified domestic relations order” (within the meaning of Section 206(d)(3)(B)(i) of ERISA).

8.07 Expenses. Expenses of administering the Plan shall be borne by the Company.

8.08 Amendment and Termination. The Company may amend or terminate this Plan at any time and in its sole discretion, by (and only by) written resolution of the Board. Any such amendment or termination shall be binding on the Company and all Participants and their Beneficiaries, even though it may be retroactive and applicable to Participants whose employment by the Company or Affiliates has terminated. However, no amendment or termination of the Plan shall adversely affect the right of a Participant to payment of a benefit to which he or she would be entitled (then or thereafter) under the terms of the Plan if his or her employment terminated immediately before the adoption of such amendment or termination of the Plan, unless such amendment or termination of the Plan in the reasonable judgment of the Plan Administrator is required to comply with applicable law or to preserve the tax treatment of benefits under this Plan for the Company or for the Participant, or is consented to by the affected Participant.

Notwithstanding anything in this Plan to the contrary, upon termination of the Plan the Company may in its sole discretion pay all Account balances to the Participants (or Beneficiaries) entitled thereto in a single lump sum.

8.9 Successors. All obligations of the Company under this Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

8.10 Company Action. Except for matters on which this Plan specifically requires action by the Board, any action or decision the Company is required or permitted to take under this Plan will be properly done if done in writing over the signature of the Company’s President.

8.11 Notice. Any notice that this Plan requires or permits the Company to receive will be properly given if sent by first class mail, postage paid and properly addressed, to the principal business address of the Company to the attention of the Company’s Executive Vice President - Human Resources. Any notice, or any check in payment of benefits, that this Plan requires or permits a Participant to receive will be properly given and received if sent to a Participant who is an Employee by regular interoffice distribution channels; or sent to any Participant or Beneficiary by first class mail, postage paid and properly addressed, to the last known residence address of the Participant or Beneficiary appearing on the records of the Company.

8.12 Governing Law. This Plan is subject to Federal law under ERISA as applicable to plans described in Section 3(a) of ERISA but exempt from certain provisions of ERISA under Sections 201(2), 301(a)(3), and 401(a)(2) of ERISA, and is subject to the laws of the State of Illinois to the extent such laws are not pre-empted by ERISA.

IN WITNESS WHEREOF the Company has caused this BankFinancial Deferred Compensation Plan to be executed by an authorized officer as of 1st day of January, 2002.

BankFinancial, F.S.B.

By:	/s/ James Brennan
EVP